Artisan Partners Asset Management Inc. Reports 3Q20 Results
Milwaukee, WI - October 27, 2020 - Artisan Partners Asset Management Inc. (NYSE: APAM) (the “Company” or “Artisan Partners”) today reported its results for the three and nine months ended September 30, 2020, and declared a quarterly dividend.
Chairman and CEO, Eric Colson, said, "With so much uncertainty and change all around us, more than ever we remain focused on maximizing the consistency of what we do and the trustworthiness of who we are. Our autonomous investment platform, talent business and variable financial model allow us to capitalize on change, including change in asset allocation, gatekeeper models and strategy and vehicle preference. In today’s uncertain and rapidly changing environment, we are generating strong results for our clients, associates and shareholders—and we are making forward progress in developing our investment franchises and firm.
"In the third quarter, Beini Zhou and Anand Vasagiri joined the Artisan International Value team and launched the Artisan International Small Cap Value strategy. Earlier in their careers, both Beini and Anand worked as analysts with David Samra, the founder and leader of the International Value franchise. The new strategy is a natural extension for the franchise and provides Beini, Anand and David the opportunity to exploit inefficiencies in smaller cap, non-U.S. securities.
"Also in the quarter, Tiffany Hsiao and Yuanyuan Ji joined the Artisan Global Equity team. We are working with them to build and resource a team and design and launch a strategy to invest in post-venture firms in greater China, including private investments. The strategy will provide investors with access to a unique part of the Chinese growth story. Over time, we believe asset allocations to China equities will accelerate to capture growth and catch up with China’s status as the world’s second largest economy.
"With these additions, we continue to build out our third generation business and further explore the next generation, which we expect will be characterized by greater degrees of investment freedom (in particular, private investments), multiple degrees of freedom within the same investment strategy and more options and opportunities for clients to access our investment ideas and abilities (such as through co-investments). The recent additions also represent reinvestments in our existing franchises, adding depth, breadth and new expertise to the International Value and Global Equity teams, two of our longest-tenured franchises.
"Our focus on investment talent, degrees of freedom and long-term asset allocation trends has worked for our clients, our associates, and our shareholders. Since inception, 16 of our 18 current strategies have outperformed their indexes, net of fees. Twelve strategies have outperformed their indexes by more than 300 basis points per year, net of fees. As of the end of the third quarter, a hypothetical portfolio of $1 million invested at inception of each of the 20 strategies we have historically offered to clients would have grown to $104.9 million, after fees. The corresponding portfolio of index investments would have grown to $58.5 million. Our active management has generated and compounded wealth for clients.
"Long-term investment results, together with the stability and reputation of our firm, have resulted in $5 billion in net client cash flows this year. We have raised more gross capital in each of the last three quarters than in any prior quarter in our firm’s history. We manage more client assets today on behalf of a more diverse clientele and across a broader array of teams and strategies than ever before.
"As our model intends, investment and distribution results are translating into financial results. We earned $232.7 million in revenues during the third quarter and generated an operating margin of 41.8%, allowing us to declare our highest ever quarterly (excluding special) dividend of $0.83 per share.
"We are pleased with these recent outcomes, but we are constantly aware that markets, flows and people can change abruptly in the short term. Over the longer term, if we focus our time and energy on what we can control and where we have a competitive advantage, we believe we will continue to consistently generate successful and sustainable outcomes. We will continue to build our high value-added investment capabilities, provide an ideal home for investment talent and remain patient."

The table below presents AUM and a comparison of certain GAAP and non-GAAP (“adjusted”) financial measures.

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2020	2020	2019	2020	2019
	(unaudited, in millions except per share amounts or as otherwise noted)
Assets Under Management (amounts in billions)
Ending	$134.3	$120.6	$112.5	$134.3	$112.5
Average	131.0	109.3	113.0	118.1	109.4

Consolidated Financial Results (GAAP)
Revenues	$232.7	$203.0	$202.9	$638.5	$590.6
Operating income	97.2	76.6	75.5	244.8	204.1
Operating margin	41.8%	37.8%	37.2%	38.3%	34.6%
Net income attributable to Artisan Partners Asset Management Inc.	$58.5	$46.2	$41.3	$139.5	$112.0
Basic earnings per share	0.93	0.72	0.71	2.22	1.87
Diluted earnings per share	0.93	0.72	0.71	2.22	1.87

Adjusted[1] Financial Results
Adjusted EBITDA[2]	$99.1	$78.3	$77.5	$250.2	$210.5
Adjusted net income	71.4	55.9	54.8	179.0	149.5
Adjusted net income per adjusted share	0.90	0.71	0.70	2.27	1.92

______________________________________
1 Adjusted measures are non-GAAP measures and are explained and reconciled to the comparable GAAP measures in Exhibit 2.
2 Adjusted EBITDA represents adjusted net income before interest expense, income taxes, depreciation and amortization expense.

September 2020 Quarter Compared to June 2020 Quarter
AUM increased to $134.3 billion at September 30, 2020, an increase of $13.7 billion, or 11%, compared to $120.6 billion at June 30, 2020, as a result of $11.6 billion in positive investment returns and $2.1 billion of net client cash inflows. For the quarter, average AUM increased 20% to $131.0 billion from $109.3 billion in the June 2020 quarter.
Revenues of $232.7 million in the September 2020 quarter increased $29.7 million, or 15%, from $203.0 million in the June 2020 quarter, primarily due to higher average AUM, partially offset by a $7.7 million decrease in performance fee revenue.
Operating expenses of $135.5 million in the September 2020 quarter increased $9.1 million, or 7%, from $126.4 million in the June 2020 quarter, primarily as a result of higher incentive compensation expense related to increased revenues. Incentive compensation expense as a percentage of revenues decreased slightly as a result of incentive compensation paid on a higher level of performance fee revenue in the June 2020 quarter.
Operating margin increased to 41.8% in the September 2020 quarter from 37.8% in the June 2020 quarter.
Investment gains on seed investments were $3.7 million in the September 2020 quarter, compared to gains of $6.6 million in the June 2020 quarter. These investment gains are net of income attributable to third party shareholders of consolidated investment products.
GAAP net income was $58.5 million, or $0.93 per basic and diluted share, in the September 2020 quarter, compared to GAAP net income of $46.2 million, or $0.72 per basic and diluted share in the June 2020 quarter. Adjusted net income was $71.4 million, or $0.90 per adjusted share, in the September 2020 quarter, compared to adjusted net income of $55.9 million, or $0.71 per adjusted share, in the June 2020 quarter.

September 2020 Quarter Compared to September 2019 Quarter
AUM at September 30, 2020, was $134.3 billion, up from $112.5 billion at September 30, 2019. The change in AUM over the one-year period was due to $17.7 billion of positive investment returns and $4.1 billion of net client cash inflows. Average AUM for the September 2020 quarter was $131.0 billion, 16% higher than average AUM for the September 2019 quarter.
Revenues of $232.7 million in the September 2020 quarter increased $29.8 million, or 15%, from $202.9 million in the September 2019 quarter, primarily due to higher average AUM.
Operating expenses of $135.5 million in the September 2020 quarter increased $8.1 million, or 6%, from $127.4 million in the September 2019 quarter, primarily as a result of higher incentive compensation expense related to increased revenues, partially offset by a decrease in travel expenses in response to the COVID-19 pandemic.
Operating margin was 41.8% for the September 2020 quarter compared to 37.2% for the September 2019 quarter.
Investment gains on seed investments were $3.7 million in the September 2020 quarter, compared to gains of $0.9 million in the September 2019 quarter.
GAAP net income was $58.5 million, or $0.93 per basic and diluted share, in the September 2020 quarter, compared to GAAP net income of $41.3 million, or $0.71 per basic and diluted share, in the September 2019 quarter. Adjusted net income was $71.4 million, or $0.90 per adjusted share, in the September 2020 quarter, compared to adjusted net income of $54.8 million, or $0.70 per adjusted share, in the September 2019 quarter.

Nine Months Ended September 2020 Compared to Nine Months Ended September 2019
AUM increased to $134.3 billion at September 30, 2020, up 19% compared to $112.5 billion at September 30, 2019. Average AUM for the September 2020 nine-month period was $118.1 billion, 8% higher than average AUM of $109.4 billion for the September 2019 nine-month period.
Revenues of $638.5 million for the nine months ended September 2020 increased $47.9 million, or 8%, from $590.6 million for the nine months ended September 2019, primarily due to higher average AUM and a $6.6 million increase in performance fee revenue.
Operating expenses of $393.7 million for the nine months ended September 2020 increased $7.2 million, or 2%, from $386.5 million for the nine months ended September 2019, primarily as a result of higher incentive compensation expense related to increased revenues and higher salary and benefits expenses on an increased number of employees. The increases were partially offset by lower equity-based compensation expense and a decrease in travel expenses.
Operating margin was 38.3% for the nine months ended September 2020 compared to 34.6% for the nine months ended September 2019.
Investment gains on seed investments were $2.2 million in the nine months ended September 2020, compared to gains of $5.8 million in the nine months ended September 2019.
GAAP net income was $139.5 million, or $2.22 per basic and diluted share, for the nine months ended September 2020, compared to net income of $112.0 million, or $1.87 per basic and diluted share, for the nine months ended September 2019. Adjusted net income was $179.0 million, or $2.27 per adjusted share, for the nine months ended September 2020, compared to adjusted net income of $149.5 million, or $1.92 per adjusted share, for the nine months ended September 2019.

Capital Management & Balance Sheet
Cash and cash equivalents were $200.4 million at September 30, 2020, compared to $134.6 million at December 31, 2019. The Company paid a variable quarterly dividend of $0.67 per share of Class A common stock during the September 2020 quarter. The Company had total borrowings of $200.0 million at September 30, 2020, and December 31, 2019.

During the September 2020 quarter, limited partners of Artisan Partners Holdings exchanged 70,877 common units for 70,877 Class A common shares. The exchanges increased the Company’s public float of Class A common stock by 70,877 shares, or 0.1%.
Total stockholders’ equity was $153.7 million at September 30, 2020, compared to $138.5 million at December 31, 2019. The Company had 61.4 million Class A common shares outstanding at September 30, 2020. The Company’s debt leverage ratio, calculated in accordance with its loan agreements, was 0.5X at September 30, 2020.
Dividend
The Company’s board of directors declared a variable quarterly dividend of $0.83 per share of Class A common stock with respect to the September 2020 quarter. The dividend will be paid on November 30, 2020, to shareholders of record as of the close of business on November 16, 2020. Based on our projections and subject to change, we expect some portion of the 2020 dividend payments to constitute a return of capital for tax purposes.
The variable quarterly dividend represents approximately 80% of the cash generated in the September 2020 quarter. Subject to board approval each quarter, we currently expect to pay a quarterly dividend of approximately 80% of the cash the Company generates each quarter. After the end of the year, our board will consider payment of a special dividend.
*********

Conference Call
The Company will host a conference call on October 28, 2020 at 1:00 p.m. (Eastern Time) to discuss these results. Hosting the call will be Eric Colson, Chairman and Chief Executive Officer, and C.J. Daley, Chief Financial Officer. Supplemental materials that will be reviewed during the call are available on the Company’s website at www.apam.com. The call will be webcast and can be accessed via the Company’s website. Listeners may also access the call by dialing 877.328.5507 or 412.317.5423 for international callers; the conference ID is 10148334. A replay of the call will be available until November 4, 2020 at 9:00 a.m. (Eastern Time), by dialing 877.344.7529 or 412.317.0088 for international callers; the replay conference ID is 10148334. An audio recording will also be available on the Company’s website.
Forward-Looking Statements and Other Disclosures
Certain statements in this release, and other written or oral statements made by or on behalf of the Company, are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are only predictions based on current expectations and projections about future events. These forward-looking statements are subject to a number of risks and uncertainties, and there are important factors that could cause actual results, level of activity, performance, actions or achievements to differ materially from the results, level of activity, performance, actions or achievements expressed or implied by the forward-looking statements. These factors include: the loss of key investment professionals or senior management, adverse market or economic conditions, poor performance of our investment strategies, change in the legislative and regulatory environment in which we operate, operational or technical errors or other damage to our reputation and other factors disclosed in the Company’s filings with the Securities and Exchange Commission, including those factors listed under the caption entitled “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on February 18, 2020, as such factors may be updated from time to time. Our periodic and current reports are accessible on the SEC's website at www.sec.gov. The Company undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.
Results for any investment strategy described herein, and for different investment products within a strategy, are affected by numerous factors, including different material market or economic conditions; different investment management fee rates, brokerage commissions and other expenses; and the reinvestment of dividends or other earnings. The returns for any strategy may be positive or negative, and past performance does not guarantee future results.
Unless otherwise noted, composite returns have been presented gross of investment advisory fees applied to client accounts, but include applicable trade commissions and transaction costs. Management fees, when reflected, would reduce the results presented for an investor in an account managed within a composite. Net-of-fees composite returns presented in these materials were calculated using the highest model investment advisory fees applicable to portfolios within the composite. Fees may be higher for certain pooled vehicles, and the composite may include accounts with performance-based fees. Index returns do not reflect the payment of fees and expenses. Certain Artisan composite returns may be represented by a single account.
The growth of $1 million calculation is based on an initial investment of $1 million in each Artisan composite at inception and the benchmark most commonly used by our separate account clients to compare each composite’s performance. The growth of each initial investment is based on the monthly returns of each composite since its inception and its respective benchmark through September 30, 2020. For these purposes, Artisan composite returns are presented net of the historical management fee of each strategy’s respective series of Artisan Partners Funds or applicable model fees for each privately offered strategies, but exclude account-specific expenses. An investment cannot be made directly in an Artisan composite or a market index and the aggregated results are hypothetical. Composites / Indexes used are: Non-U.S. Growth Strategy / International Value Strategy-MSCI EAFE Index; Global Discovery / Global Equity Strategy / Global Opportunities Strategy / Global Value Strategy-MSCI ACWI Index; Non-U.S. Small-Mid Growth Strategy-MSCI ACWI ex-USA Small Mid Index; U.S. Mid-Cap Growth Strategy-Russell Midcap Growth® Index; U.S. Mid-Cap Value Strategy-Russell Midcap Value® Index; U.S. Small-Cap Growth Strategy-Russell 2000 Growth® Index; Value Equity Strategy-Russell 1000 Value® Index; Developing World Strategy / Sustainable Emerging Markets Strategy-MSCI Emerging Markets Index; High Income Strategy-ICE BofA ML High Yield Master II Index; Antero Peak Strategy (formerly known as Artisan Thematic Strategy prior to Oct 1, 2020) / Select Equity Strategy-S&P 500® Index. Composite returns have been included for the following discontinued strategies and their benchmarks: Global Small-Cap Growth Strategy (Jul 1, 2013-Dec 31, 2016)-MSCI ACWI Small Cap Index; U.S. Small-Cap Value Strategy (Jun 1, 1997-Apr 30, 2016)-Russell 2000® Index; Non-U.S. Small-Cap Growth Strategy (Jan 1, 2002-Nov 30, 2018)-MSCI EAFE Small Cap Index. Composite returns have been included for the following privately offered strategies and their benchmarks: Credit Opportunities Strategy-BofA ML High Yield Master II Index; Antero Peak Hedge Strategy (formerly known as Artisan Thematic Long/Short Strategy prior to Oct 1, 2020)-S&P® 500 Index. Index returns do not reflect the payment of fees and expenses.

None of the information in these materials constitutes either an offer or a solicitation to buy or sell any fund securities, nor is any such information a recommendation for any fund security or investment service.
Any discrepancies included in this release between totals and the sums of the amounts listed are due to rounding.

About Artisan Partners
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners’ autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Source: Artisan Partners Asset Management Inc.

Investor Relations Inquiries
Makela Taphorn
866.632.1770
414.908.2176
ir@artisanpartners.com

Exhibit 1
Artisan Partners Asset Management Inc.
Consolidated Statements of Operations
(unaudited; in millions, except per share amounts or as noted)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2020	2020	2019	2020	2019
Revenues
Management fees
Artisan Funds & Artisan Global Funds	$140.3	$117.1	$123.9	$380.2	$358.3
Separate accounts	92.1	77.9	78.8	247.1	227.7
Performance fees	0.3	8.0	0.2	11.2	4.6
Total revenues	232.7	203.0	202.9	638.5	590.6

Operating expenses
Compensation and benefits	108.7	102.2	99.8	315.6	300.6
Distribution, servicing and marketing	6.2	5.4	6.0	17.1	17.2
Occupancy	6.3	5.2	5.2	16.7	18.1
Communication and technology	9.7	9.7	9.8	28.6	29.5
General and administrative	4.6	3.9	6.6	15.7	21.1
Total operating expenses	135.5	126.4	127.4	393.7	386.5
Operating income	97.2	76.6	75.5	244.8	204.1
Interest expense	(2.7)	(2.7)	(2.7)	(8.1)	(8.3)
Net investment gain (loss) of consolidated investment products	7.8	12.9	0.7	7.8	5.1
Net gain (loss) on the tax receivable agreements	0.2	—	(19.6)	0.2	(19.6)
Other net investment gain (loss)	0.6	1.2	1.0	(0.5)	4.3
Total non-operating income (expense)	5.9	11.4	(20.6)	(0.6)	(18.5)
Income before income taxes	103.1	88.0	54.9	244.2	185.6
Provision for income taxes	18.5	16.2	(7.3)	44.2	13.6
Net income before noncontrolling interests	84.6	71.8	62.2	200.0	172.0
Less: Net income attributable to noncontrolling interests - Artisan Partners Holdings LP	21.5	18.2	20.5	55.8	57.6
Less: Net income attributable to noncontrolling interests - consolidated investment products	4.6	7.4	0.4	4.7	2.4
Net income attributable to Artisan Partners Asset Management Inc.	$58.5	$46.2	$41.3	$139.5	$112.0

Basic earnings per share - Class A common shares	$0.93	$0.72	$0.71	$2.22	$1.87
Diluted earnings per share - Class A common shares	$0.93	$0.72	$0.71	$2.22	$1.87

Average shares outstanding
Class A common shares	56.4	55.9	51.4	55.2	51.0
Unvested restricted share-based awards	5.4	5.4	5.1	5.3	5.0
Total average shares outstanding	61.8	61.3	56.5	60.5	56.0

Exhibit 2
Artisan Partners Asset Management Inc.
Reconciliation of GAAP to Non-GAAP (“Adjusted”) Measures
(unaudited; in millions, except per share amounts or as noted)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2020	2020	2019	2020	2019
Net income attributable to Artisan Partners Asset Management Inc. (GAAP)	$58.5	$46.2	$41.3	$139.5	$112.0
Add back: Net income attributable to noncontrolling interests - Artisan Partners Holdings LP	21.5	18.2	20.5	55.8	57.6
Add back: Provision for income taxes	18.5	16.2	(7.3)	44.2	13.6
Add back: Net (gain) loss on the tax receivable agreements	(0.2)	—	19.6	(0.2)	19.6
Add back: Net investment (gain) loss of investment products attributable to APAM	(3.7)	(6.6)	(0.9)	(2.2)	(5.8)
Less: Adjusted provision for income taxes	23.2	18.1	18.4	58.1	47.5
Adjusted net income (Non-GAAP)	$71.4	$55.9	$54.8	$179.0	$149.5

Average shares outstanding
Class A common shares	56.4	55.9	51.4	55.2	51.0
Assumed vesting or exchange of:
Unvested restricted share-based awards	5.4	5.4	5.1	5.3	5.0
Artisan Partners Holdings LP units outstanding (non-controlling interest)	17.2	17.7	21.6	18.3	21.9
Adjusted shares	79.0	79.0	78.1	78.8	77.9

Basic and diluted earnings per share (GAAP)	$0.93	$0.72	$0.71	$2.22	$1.87
Adjusted net income per adjusted share (Non-GAAP)	$0.90	$0.71	$0.70	$2.27	$1.92

Net income attributable to Artisan Partners Asset Management Inc. (GAAP)	$58.5	$46.2	$41.3	$139.5	$112.0
Add back: Net income attributable to noncontrolling interests - Artisan Partners Holdings LP	21.5	18.2	20.5	55.8	57.6
Add back: Net (gain) loss on the tax receivable agreements	(0.2)	—	19.6	(0.2)	19.6
Add back: Net investment (gain) loss of investment products attributable to APAM	(3.7)	(6.6)	(0.9)	(2.2)	(5.8)
Add back: Interest expense	2.7	2.7	2.7	8.1	8.3
Add back: Provision for income taxes	18.5	16.2	(7.3)	44.2	13.6
Add back: Depreciation and amortization	1.8	1.6	1.6	5.0	5.2
Adjusted EBITDA (Non-GAAP)	$99.1	$78.3	$77.5	$250.2	$210.5

Supplemental Non-GAAP Financial Information
The Company’s management uses non-GAAP measures (referred to as “adjusted” measures) of net income to evaluate the profitability and efficiency of the underlying operations of the business and as a factor when considering net income available for distributions and dividends. These adjusted measures remove the impact of (1) net gain (loss) on the tax receivable agreements (if any) and (2) net investment gain (loss) of investment products. These adjustments also remove the non-operational complexities of the Company’s structure by adding back non-controlling interests and assuming all income of Artisan Partners Holdings is allocated to APAM. Management believes these non-GAAP measures provide more meaningful information to analyze the Company’s profitability and efficiency between periods and over time. The Company has included these non-GAAP measures to provide investors with the same financial metrics used by management to manage the Company.
Non-GAAP measures should be considered in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. The Company’s non-GAAP measures may differ from similar measures used by other companies, even if similar terms are used to identify such measures. The Company’s non-GAAP measures are as follows:
•Adjusted net income represents net income excluding the impact of (1) net gain (loss) on the tax receivable agreements (if any) and (2) net investment gain (loss) of investment products. Adjusted net income also reflects income taxes assuming the vesting of all unvested Class A share-based awards and as if all outstanding limited partnership units of Artisan Partners Holdings had been exchanged for Class A common stock of APAM on a one-for-one basis. Assuming full vesting and exchange, all income of Artisan Partners Holdings is treated as if it were allocated to APAM, and the adjusted provision for income taxes represents an estimate of income tax expense at an effective rate reflecting APAM's current federal, state, and local income statutory tax rates. The adjusted tax rate was 24.5% and 24.1% for the 2020 and 2019 periods presented, respectively. The year-to-date impact of the change in the 2019 adjusted effective tax rate during the September 2019 quarter from 23.5% to 24.1% is reflected in adjusted net income for the three months ended September 30, 2019 (which results in an adjusted effective tax rate of 25.1% for that quarter).
•Adjusted net income per adjusted share is calculated by dividing adjusted net income by adjusted shares. The number of adjusted shares is derived by assuming the vesting of all unvested Class A share-based awards and the exchange of all outstanding limited partnership units of Artisan Partners Holdings for Class A common stock of APAM on a one-for-one basis.
•Adjusted EBITDA represents adjusted net income before interest expense, income taxes, depreciation and amortization expense.
Net gain (loss) on the tax receivable agreements represents the income (expense) associated with the change in estimate of amounts payable under the tax receivable agreements entered into in connection with APAM’s initial public offering and related reorganization.
Net investment gain (loss) of investment products represents the non-operating income (expense) related to the Company’s seed investments, in both consolidated investment products and unconsolidated investment products. Excluding these non-operating market gains or losses on seed investments provides greater transparency to evaluate the profitability and efficiency of the underlying operations of the business.

Exhibit 3
Artisan Partners Asset Management Inc.
Condensed Consolidated Statements of Financial Condition
(unaudited; in millions)

	As of
	September 30,	December 31,
	2020	2019
Assets
Cash and cash equivalents	$200.4	$134.6
Accounts receivable	98.4	81.9
Investment securities	6.7	23.9
Deferred tax assets	458.7	435.9
Assets of consolidated investment products	184.5	117.4
Operating lease assets	81.9	87.2
Other	51.9	52.7
Total assets	$1,082.5	$933.6

Liabilities and equity
Accounts payable, accrued expenses, and other	$114.7	$36.1
Borrowings	199.2	199.1
Operating lease liabilities	95.5	101.2
Amounts payable under tax receivable agreements	386.0	375.3
Liabilities of consolidated investment products	73.2	40.3
Total liabilities	868.6	752.0

Redeemable noncontrolling interests	60.2	43.1
Total stockholders’ equity	153.7	138.5
Total liabilities, redeemable noncontrolling interests and stockholders’ equity	$1,082.5	$933.6

Exhibit 4
Artisan Partners Asset Management Inc.
Assets Under Management
(unaudited; in millions)

	For the Three Months Ended			% Change from
	September 30,	June 30,	September 30,	June 30,	September 30,
	2020	2020	2019	2020	2019

Beginning assets under management	$120,574	$95,224	$113,843	26.6%	5.9%
Gross client cash inflows	8,860	11,301	4,201	(21.6)%	110.9%
Gross client cash outflows	(6,745)	(7,970)	(4,928)	15.4%	(36.9)%
Net client cash flows	2,115	3,331	(727)	(36.5)%	390.9%
Investment returns and other	11,599	22,019	(624)	(47.3)%	1,958.8%
Ending assets under management	$134,288	$120,574	$112,492	11.4%	19.4%
Average assets under management	$130,967	$109,295	$113,027	19.8%	15.9%

	For the Nine Months Ended			% Change from
	September 30,	September 30,		September 30,
	2020	2019		2019

Beginning assets under management	$121,016	$96,224		25.8%
Gross client cash inflows	27,240	13,616		100.1%
Gross client cash outflows	(22,243)	(15,958)		(39.4)%
Net client cash flows	4,997	(2,342)		313.4%
Investment returns and other	8,275	18,610		(55.5)%
Ending assets under management	$134,288	$112,492		19.4%
Average assets under management	$118,142	$109,407		8.0%

Exhibit 5
Artisan Partners Asset Management Inc.
Assets Under Management by Investment Team and Vehicle
(unaudited; in millions)

Three Months Ended		By Investment Team									By Vehicle
	Growth	Global Equity	U.S. Value	International Value	Global Value	Sustainable Emerging Markets	Credit	Developing World	Antero Peak Group[3]	Total	Artisan Funds & Artisan Global Funds	Separate Accounts [1]	Total
September 30, 2020
Beginning assets under management	$41,079	$25,447	$6,012	$19,193	$16,013	$477	$4,351	$5,396	$2,606	$120,574	$56,550	$64,024	$120,574
Gross client cash inflows	1,982	1,913	44	1,048	2,022	15	749	916	171	8,860	4,818	4,042	8,860
Gross client cash outflows	(1,935)	(1,299)	(304)	(1,272)	(1,074)	(3)	(318)	(456)	(84)	(6,745)	(3,829)	(2,916)	(6,745)
Net client cash flows	47	614	(260)	(224)	948	12	431	460	87	2,115	989	1,126	2,115
Investment returns and other	5,244	2,140	425	988	1,223	48	251	1,030	250	11,599	5,289	6,310	11,599
Net transfers[2]	—	—	—	—	—	—	—	—	—	—	(251)	251	—
Ending assets under management	$46,370	$28,201	$6,177	$19,957	$18,184	$537	$5,033	$6,886	$2,943	$134,288	$62,577	$71,711	$134,288
Average assets under management	$44,684	$27,566	$6,266	$20,263	$17,913	$526	$4,703	$6,201	$2,845	$130,967	$61,001	$69,966	$130,967

June 30, 2020
Beginning assets under management	$29,691	$22,024	$4,973	$15,895	$13,701	$377	$3,312	$3,366	$1,885	$95,224	$44,426	$50,798	$95,224
Gross client cash inflows	3,484	1,449	255	2,705	1,075	23	946	942	422	11,301	6,818	4,483	11,301
Gross client cash outflows	(1,623)	(2,163)	(358)	(2,139)	(922)	(7)	(351)	(331)	(76)	(7,970)	(5,015)	(2,955)	(7,970)
Net client cash flows	1,861	(714)	(103)	566	153	16	595	611	346	3,331	1,803	1,528	3,331
Investment returns and other	9,527	4,137	1,142	2,732	2,159	84	444	1,419	375	22,019	10,321	11,698	22,019
Net transfers[2]	—	—	—	—	—	—	—	—	—	—	—	—	—
Ending assets under management	$41,079	$25,447	$6,012	$19,193	$16,013	$477	$4,351	$5,396	$2,606	$120,574	$56,550	$64,024	$120,574
Average assets under management	$35,451	$24,250	$5,725	$17,873	$14,912	$422	$3,960	$4,406	$2,296	$109,295	$51,262	$58,033	$109,295

September 30, 2019
Beginning assets under management	$33,018	$26,592	$7,180	$20,178	$18,863	$202	$3,735	$2,839	$1,236	$113,843	$54,095	$59,748	$113,843
Gross client cash inflows	1,041	716	117	1,015	283	19	531	222	257	4,201	3,109	1,092	4,201
Gross client cash outflows	(1,281)	(1,153)	(331)	(682)	(795)	(4)	(485)	(157)	(40)	(4,928)	(3,356)	(1,572)	(4,928)
Net client cash flows	(240)	(437)	(214)	333	(512)	15	46	65	217	(727)	(247)	(480)	(727)
Investment returns and other	(424)	81	13	(117)	(144)	(6)	62	(126)	37	(624)	(404)	(220)	(624)
Net transfers[2]	—	—	—	—	—	—	—	—	—	—	(41)	41	—
Ending assets under management	$32,354	$26,236	$6,979	$20,394	$18,207	$211	$3,843	$2,778	$1,490	$112,492	$53,403	$59,089	$112,492
Average assets under management	$33,152	$26,348	$7,007	$19,982	$18,291	$199	$3,851	$2,820	$1,377	$113,027	$53,796	$59,231	$113,027

______________________________________
1 Separate account AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, in funds (both public and private) that we sub-advise, and in our own privately offered funds.
2 Net transfers represent certain amounts that we have identified as having been transferred out of one investment strategy, investment vehicle, or account and into another strategy, vehicle, or account.
3 Effective October 1, 2020, the Artisan Partners Thematic Team was renamed Antero Peak Group.

Exhibit 6
Artisan Partners Asset Management Inc.
Assets Under Management by Investment Team and Vehicle
(unaudited; in millions)

Nine Months Ended	By Investment Team										By Vehicle
	Growth	Global Equity	U.S. Value	International Value	Global Value	Sustainable Emerging Markets	Credit	Developing World	Antero Peak Group[3]	Total	Artisan Funds & Artisan Global Funds	Separate Accounts [1]	Total
September 30, 2020
Beginning assets under management	$34,793	$27,860	$7,402	$22,000	$19,707	$234	$3,850	$3,374	$1,796	$121,016	$57,288	$63,728	$121,016
Gross client cash inflows	6,886	4,672	740	5,026	3,737	320	2,327	2,446	1,086	27,240	16,361	10,879	27,240
Gross client cash outflows	(5,715)	(4,808)	(1,348)	(4,815)	(2,836)	(14)	(1,325)	(1,097)	(285)	(22,243)	(14,419)	(7,824)	(22,243)
Net client cash flows	1,171	(136)	(608)	211	901	306	1,002	1,349	801	4,997	1,942	3,055	4,997
Investment returns and other	10,406	477	(617)	(2,254)	(2,424)	(3)	181	2,163	346	8,275	3,663	4,612	8,275
Net transfers[2]	—	—	—	—	—	—	—	—	—	—	(316)	316	—
Ending assets under management	$46,370	$28,201	$6,177	$19,957	$18,184	$537	$5,033	$6,886	$2,943	$134,288	$62,577	$71,711	$134,288
Average assets under management	$37,989	$26,034	$6,114	$19,413	$16,948	$433	$4,143	$4,708	$2,360	$118,142	$55,402	$62,740	$118,142

September 30, 2019
Beginning assets under management	$26,251	$22,967	$6,577	$17,681	$17,113	$179	$2,860	$1,993	$603	$96,224	$46,654	$49,570	$96,224
Gross client cash inflows	3,278	2,789	397	3,007	807	26	1,492	1,000	820	13,616	9,656	3,960	13,616
Gross client cash outflows	(4,048)	(4,075)	(1,167)	(2,779)	(2,227)	(11)	(846)	(692)	(113)	(15,958)	(11,205)	(4,753)	(15,958)
Net client cash flows	(770)	(1,286)	(770)	228	(1,420)	15	646	308	707	(2,342)	(1,549)	(793)	(2,342)
Investment returns and other	6,873	4,555	1,172	2,485	2,514	17	337	477	180	18,610	8,577	10,033	18,610
Net transfers[2]	—	—	—	—	—	—	—	—	—	—	(279)	279	—
Ending assets under management	$32,354	$26,236	$6,979	$20,394	$18,207	$211	$3,843	$2,778	$1,490	$112,492	$53,403	$59,089	$112,492
Average assets under management	$31,387	$25,344	$7,092	$19,762	$18,471	$197	$3,533	$2,502	$1,119	$109,407	$52,360	$57,047	$109,407

______________________________________
1 Separate account AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, in funds (both public and private) that we sub-advise, and in our own privately offered funds.
2 Net transfers represent certain amounts that we have identified as having been transferred out of one investment strategy, investment vehicle, or account and into another strategy, vehicle, or account.
3 Effective October 1, 2020, the Artisan Partners Thematic Team was renamed Antero Peak Group.

Exhibit 7

Artisan Partners Asset Management Inc.
Investment Strategy AUM and Gross Composite Performance 1
As of September 30, 2020
(unaudited)

	Composite Inception Date							Average Annual Value-Added [2] Since Inception (bps)
		Strategy AUM (in $MM)	Average Annual Total Returns (%)
Investment Team and Strategy			1 YR	3 YR	5 YR	10 YR	Inception
Growth Team
Global Opportunities Strategy	2/1/2007	$24,456	40.16%	19.01%	19.50%	16.28%	12.56%	726
MSCI All Country World Index			10.44%	7.11%	10.29%	8.54%	5.30%
Global Discovery Strategy	9/1/2017	$1,313	39.36%	23.05	--	--	22.90%	1,532
MSCI All Country World Index			10.44%	7.11	--	--	7.58%
US Mid-Cap Growth Strategy	4/1/1997	$15,547	46.50%	24.15%	18.88%	16.91%	16.20%	626
Russell Midcap® Index			4.55%	7.13%	10.12%	11.75%	9.94%
Russell Midcap® Growth Index			23.23%	16.21%	15.51%	14.54%	9.94%
US Small-Cap Growth Strategy	4/1/1995	$5,054	41.20%	25.75%	21.68%	18.86%	12.10%	421
Russell 2000® Index			0.39%	1.77%	7.99%	9.84%	8.57%
Russell 2000® Growth Index			15.71%	8.17%	11.41%	12.33%	7.89%
Global Equity Team
Global Equity Strategy	4/1/2010	$2,491	22.79%	16.24%	15.57%	14.20%	13.74%	557
MSCI All Country World Index			10.44%	7.11%	10.29%	8.54%	8.17%
Non-US Growth Strategy	1/1/1996	$20,514	7.53%	6.95%	8.84%	8.38%	10.02%	558
MSCI EAFE Index			0.49%	0.62%	5.26%	4.61%	4.44%
Non-US Small-Mid Growth Strategy	1/1/2019	$5,196	29.81%	--	--	--	29.95%	2,090
MSCI All Country World Index Ex USA Small Mid Cap			4.88%	--	--	--	9.05%
US Value Team
Value Equity Strategy	7/1/2005	$3,015	0.86%	3.49%	10.50%	10.04%	7.65%	114
Russell 1000® Index			16.01%	12.36%	14.08%	13.74%	9.39%
Russell 1000® Value Index			(5.03)%	2.63%	7.65%	9.94%	6.51%
US Mid-Cap Value Strategy	4/1/1999	$3,162	(7.69)%	(0.04)%	6.07%	8.64%	11.43%	274
Russell Midcap® Index			4.55%	7.13%	10.12%	11.75%	9.10%
Russell Midcap® Value Index			(7.30)%	0.82%	6.37%	9.71%	8.69%
International Value Team
International Value Strategy	7/1/2002	$19,957	(1.53)%	(0.27)%	5.96%	8.26%	10.73%	516
MSCI EAFE Index			0.49%	0.62%	5.26%	4.61%	5.57%
Global Value Team
Global Value Strategy	7/1/2007	$18,170	(4.47)%	0.48%	6.99%	9.81%	7.17%	237
MSCI All Country World Index			10.44%	7.11%	10.29%	8.54%	4.80%
Select Equity Strategy	3/1/2020	$14	--	--	--	--	3.10%	(1,199)
S&P 500 Market Index			--	--	--	--	15.09%
Sustainable Emerging Markets Team
Sustainable Emerging Markets Strategy	7/1/2006	$537	11.30%	4.31%	13.12%	3.04%	5.88%	79
MSCI Emerging Markets Index			10.54%	2.42%	8.96%	2.50%	5.09%
Credit Team
High Income Strategy	4/1/2014	$4,947	6.14%	5.88%	8.23%	--	7.10%	255
ICE BofA U.S. High Yield Master II Total Return Index			2.30%	3.83%	6.60%	--	4.55%
Developing World Team
Developing World Strategy	7/1/2015	$6,886	72.93%	24.32%	24.93%	--	19.46%	1,494
MSCI Emerging Markets Index			10.54%	2.42%	8.96%	--	4.52%
Antero Peak Group[4]
Antero Peak Strategy	5/1/2017	$2,104	22.92%	23.56%	--	--	26.15%	1,337
S&P 500 Market Index (Total Return)			15.15%	12.27%	--	--	12.78%
Other Assets Under Management[3]		$925

Total Assets Under Management		$134,288
______________________________________
1 We measure the results of our “composites”, which represent the aggregate performance of all discretionary client accounts, including pooled investment vehicles, invested in the same strategy except those accounts with respect to which we believe client-imposed restrictions may have a material impact on portfolio construction and those accounts managed in a currency other than U.S. dollars (the results of these accounts, which represented approximately 10% of our assets under management at September 30, 2020, are maintained in separate composites, which are not presented in these materials). Returns for periods less than one year are not annualized.

2 Value-added is the amount in basis points by which the average annual gross composite return of each of our strategies has outperformed or underperformed the benchmark most commonly used by our separate account clients to compare the performance of the relevant strategy. The benchmark most commonly used by clients in the U.S. Mid-Cap Growth, U.S. Small Cap Growth, Value Equity, and U.S. Mid-Cap Value strategies is the style benchmark and for all other strategies is the broad market benchmark. Reporting on this metric prior to September 30, 2020, compared all composite performance to the broad benchmark. Value-added for periods less than one year is not annualized. The Artisan High Income Strategy may hold loans and other security types that may not be included in the ICE BofA U.S. High Yield Master II Total Return Index. At times, this causes material differences in relative performance. The Antero Peak Strategy's investments in initial public offerings (IPOs) made a material contribution to performance. IPO investments may contribute significantly to a small portfolio’s return, an effect that will generally decrease as assets grow. IPO investments may be unavailable in the future.
3 Other Assets Under Management includes AUM managed by the Credit Team in the Credit Opportunities strategy and by the Antero Peak Group in the Antero Peak Hedge strategy, respectively. Strategy specific information has been omitted.
4 Effective October 1, 2020, the Thematic investment team was renamed Antero Peak Group. The team's investment strategies and investment products were also renamed effective October 1, 2020.